Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$13,692,000	$538.10

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $538.10 is offset against the registration fee due for this offering and of which $1,130,942.34 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 723 dated February 26, 2008 to Prospectus Supplement dated May 30, 2006 and Prospectus dated May 30, 2006	Filed Pursuant to Rule 424(b)(2) Registration No. 333-134553

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

100% Principal Protection Notes

Linked to an Asian Currency Basket

Strategic Alternatives to Fixed Income Investing

Lehman Brothers Holdings Inc. $13,692,000 Notes Linked to an Asian Currency Basket due February 26, 2010

Investment Description

These 100% Principal Protection Notes Linked to a Currency Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns if the performance of a basket of currencies (the “Basket”) relative to the U.S. dollar (USD) is positive. The Basket includes the Indonesian rupiah (IDR), the Indian rupee (INR), the Malaysian ringgit (MYR) and the Philippine peso (PHP). Principal protection only applies at maturity.

Features

❑	Potential enhanced returns linked to the appreciation of the Basket relative to the USD

❑	100% principal protection at maturity

❑	Exposure to the currencies of Indonesia, India, Malaysia and the Philippines relative to the U.S. dollar

❑	A Participation Rate of 190%

Key Dates

Trade Date	February 26, 2008
Settlement Date	February 29, 2008
Valuation Date	February 23, 2010
Maturity Date	February 26, 2010

Security Offerings

We are offering 100% Principal Protection Notes Linked to a Currency Basket. If the Basket Return, which is linked to the performance of the Basket relative to the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the product of 190% (the Participation Rate) and the appreciation of the Basket (that is, the amount by which the Basket Return exceeds zero). If the Basket Return on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the Notes, with no additional return. The Notes do not bear interest and are 100% principal protected if held to maturity. The Notes are offered at a minimum investment of $1,000. The CUSIP for the Notes is 52523J412 and the ISIN is US52523J4123.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2, “Final Terms” on page 3 and “Additional Specific Terms of the Notes” on page 5. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium term Notes, Series I (the “MTN Prospectus Supplement”), and this pricing supplement. See “Key Risks” on page 6 and “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.20	$9.80
Total	$13,692,000	$273,840	$13,418,160

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this pricing supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the currencies of Indonesia, India, Malaysia and the Philippines relative to the U.S. dollar

♦	You believe the currencies in the Basket will appreciate relative to the U.S. dollar over the term of the Notes

♦	You seek an investment that offers 100% principal protection when the Notes are held to maturity

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on the Participation Rate of 190%

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the currencies of Indonesia, India, Malaysia and the Philippines relative to the U.S. dollar

♦	You are unable or unwilling to hold the Notes to maturity

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this pricing supplement and “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1)[1]

Issue Size	$13,692,000

Issue Price	$10 per Note

Term	2 years

Basket	The Indonesian rupiah (IDR), the Indian rupee (INR), the Malaysian ringgit (MYR) and the Philippine peso (PHP) (each a “Basket Currency” and collectively the “Basket Currencies”)[2].

Basket Currency Weighting	For each Basket Currency as set forth below:
	IDR	25%
	INR	25%
	MYR	25%
	PHP	25%

Participation Rate	190%.

Principal Protection	100% if held to maturity

Payment at Maturity	At maturity, you will receive a cash payment, for each Note, of $10 plus the Additional Amount, which may be zero.

Additional Amount	An amount per Note equal to the greater of (a) zero and (b) $10 x Basket Return x Participation Rate

Basket Return	A percentage equal to:
	Basket Ending Level - Basket Starting Level Basket Starting Level

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level	The Basket closing level on the Valuation Date, equal to 100 x (1 plus the sum of the Weighted Currency Returns)

Weighted Currency Return	For each Basket Currency: Currency Return x Basket Currency Weighting

Currency Return	For each Basket Currency:

	Initial Spot Rate - Final Spot Rate Initial Spot Rate

Final Spot Rate[2]:

For each Basket Currency, the Reference Exchange Rate for that Basket Currency on the Valuation Date, determined by the Calculation Agent in accordance with the Spot Rate Source[2] (subject to the occurrence of a Disruption Event).

Initial Spot Rate	For each Basket Currency, the Reference Exchange Rate for that Basket Currency determined by the Calculation Agent on the Trade Date as set forth below:
	IDR	9035
	INR	39.81
	MYR	3.2025
	PHP	40.26

Determining Payment at Maturity

The percentage change from the Basket Starting Level to the Basket Ending Level

You will receive a cash payment that provides you with a return per Note equal to the Basket Return multiplied by the Participation Rate of 190%. Accordingly, if the Basket Return is positive, your Payment at Maturity per Note will be calculated as follows:

$10 + [$10 x Basket Return x Participation Rate]

You will receive the principal amount of your Notes at maturity, and no additional return.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s and A1 by Moody’s. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]

As used herein, the term “Final Spot Rate” has the meaning assigned to the term “Settlement Rate” in the MTN Prospectus Supplement and the term “Spot Rate Source” has the meaning assigned to the term “Settlement Rate Option” in the MTN Prospectus Supplement, and the term “Basket Currency” has the meaning assigned to the term “reference currency” in the MTN Prospectus Supplement.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity of the Notes, based on the Participation Rate of 190% and hypothetical Basket Returns from -100% to +100%.

Example A—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is 10%, the Additional Amount is equal to $1.90, a return of 19.0% per $10 Note, and the payment at maturity is equal to $11.90 per $10 Note, calculated as follows:

$10 + ($10 × 10% × 190%) = $11.90

Example B—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10% calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is -10%, the Additional Amount is equal to $0, a return of 0% per $10 Note, and the payment at maturity is equal to $10 per $10 Note.

For additional payment examples for the Notes showing scenarios for the Payment at Maturity of the Notes, showing positive and negative Basket Ending Levels and Basket Returns (based on either correlated or offsetting appreciation and depreciation in the different Basket Currencies), see “Additional Payment at Maturity Examples” below.

Additional Specific Terms of the Notes

Valuation Date

February 23, 2010; provided that, upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

Reference Exchange Rates	The spot exchange rates for each of the Basket Currencies quoted against the U.S. dollar, expressed as the number of units of the Basket Currency per USD 1.
Spot Rate Source and Valuation Business Day:	The Spot Rate Source and Valuation Business Day for each Basket Currency is as set forth below:

	Basket Currency	Screen Reference	Valuation Business Day
	IDR	ABSIRFIX01	Singapore
	INR	RBIB	Mumbai
	MYR	ABSIRFIX01	Singapore
	PHP	PDSPESO (as successor to PHPESO)	Manila

For further information concerning the Spot Rate Source and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN Prospectus Supplement

Disruption Events

If a Disruption Event relating to one or more Basket Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

♦       for each Basket Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the scheduled Valuation Date, and

♦       for each Basket Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the immediately succeeding scheduled Valuation Business Day for such Basket Currency on which no Disruption Event occurs or is continuing with respect to such Basket Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Basket Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Basket Currency; and (b) the Calculation Agent will determine the Final Spot Rate for the affected Basket Currency on such day in accordance with "Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN Prospectus Supplement).

A “Disruption Event” means any of the following events with respect to a Basket Currency, as determined in good faith by the Calculation Agent:

  (A) the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the delivery of USD from accounts inside the Basket Currency Jurisdiction for that Basket Currency to accounts outside that Basket Currency Jurisdiction;

  (B)  the occurrence of any event causing the Reference Exchange Rate for the Basket Currency to be split into dual or multiple currency exchange rates; or

  (C) the Final Spot Rate being unavailable for the Basket Currency, or the occurrence of an event (i) in the Basket Currency Jurisdiction for that Basket Currency that materially disrupts the market for the Basket Currency or (ii) that generally makes it impossible to obtain the Final Spot Rate for the Basket Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Basket Currency

Business Day	New York

Business Day Convention	Following

Calculation Agent:	Lehman Brothers Inc.

Identifier	CUSIP: 52523J412		ISIN: US52523J4123

Denominations	$10 and whole multiples of $10

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note for all tax purposes you agree to treat, the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Based on the current interest rate environment, Lehman Brothers Holdings Inc. estimates that the comparable yield of the Notes would be an annual rate of approximately 4.53%, compounded semi-annually. Lehman Brothers Holdings Inc. will not determine the actual comparable yield of the Notes, however, until the Notes are issued.

You can obtain the comparable yield and projected payment schedule by submitting a written request to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

By purchasing the Notes, you agree to be bound by our determination of the comparable yield and the projected payment schedule in determining your interest accruals, and the adjustments thereto, in respect of the Notes. See “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term Notes. You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

No interest payments—The terms of the Notes differ from those of ordinary debt securities in that the Issuer will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the aggregate performance of the Basket Currencies, and if the Basket Return is zero or less than zero, you will receive only the repayment of your principal, with no additional return.

♦

Principal protection only if you hold the Notes to maturity—The trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the prevailing exchange rates of the Basket Currencies relative to the U.S. dollar from time to time (as discussed under “Foreign Exchange Rate Risk” below). Although the Notes are principal-protected if held to maturity, selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

Foreign exchange rate risk—An investment in the Notes may not be suitable for an investor unfamiliar with the exchange rates of the Basket Currencies relative to the U.S. dollar or the factors that affect movements in such exchange rates. The exchange rates for the Basket Currencies relative to the U.S. dollar will be influenced by the complex and interrelated global and regional political, economic, financial and other factors that can affect the currency markets on which a Basket Currency is traded. Changes in the exchange rates for the Basket Currencies result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and the countries in which the Basket Currencies are circulated as legal tender, particularly relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries.

Foreign exchange rates can either be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Notes in the event that the exchange rates should become fixed (or in the case of certain currencies, become floating), or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting a Basket Currency, the U.S. dollar, or any other currency.

In addition, investments in or related to the currencies of emerging markets such as India, Indonesia, Malaysia and the Philippines are also subject to greater risks than those investments in more developed currencies of other markets, as discussed below. The information below is taken from and based on publicly available information.

The Republic of India. The Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but may intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and, under certain circumstances, investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. If the Indian government prevents the Indian rupee from floating freely in order to preserve stability, or if the Indian government, with the approval of the Reserve Bank of India, restricts the conversion of rupees into foreign currencies, the exchange rate of the Indian rupee relative to the U.S. dollar may be adversely impacted.

Indonesia. From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies. In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings. Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

Malaysia. The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”). The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997/1998. In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar. This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float. The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies. The components of the basket are not disclosed. Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

Philippines. The Philippine peso has been a floating currency since the mid-1960s. Between 1996 and 2001, the Philippine peso depreciated significantly during and following the Asian financial crisis, and beginning in 2000, the Philippine Central Bank (the Bangko Sentral) began implementing a series of measures to curb foreign exchange speculation and foreign exchange volatility, including requiring a minimum holding period for foreign investments in peso time deposits and establishing documentary requirements for foreign exchange forward and swap transactions. The current administration has also continued to experience domestic political instability, including terrorist activity and attempted coups. Factors that might affect the Philippine government’s policy with respect to the Philippine peso include the extent of the Philippine’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Philippine’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which the Philippines may be subject.

♦

Volatility of currency markets—The value of the Basket Currencies relative to the U.S. dollar have in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that Lehman Brothers Holdings Inc. cannot control.

♦

Changes in the value of the Basket Currencies may offset each other—The Basket Return will be based on the appreciation or depreciation of the aggregate Basket Currencies as a whole. Movements in the exchange rates of the Basket Currencies may not correlate with each other, and an increase in the values of some but not all of the Basket Currencies relative to the U.S. dollar may be substantially or entirely offset by decreases in the values of the other Basket Currencies relative to the U.S. dollar. As a result, a positive Basket Return, and a resulting Additional Amount greater than zero, cannot be assured by appreciation in only some of the Basket Currencies. Any gain in one position may be offset by a loss in another position.

♦

Exchange rates for the Basket Currencies prior to the Valuation Date will not factor into the calculation of the Basket Return—Because the Additional Amount will be based on the Basket Return, which in turn is calculated based on the Final Spot Rate for each basket Currency on the Valuation Date, a single day near the end of the term of the Notes, the exchange rates for the Basket Currencies at other times during the term of the Notes or at the Maturity Date may have appreciated more (or depreciated less) than the Final Spot Rates for the Basket Currencies on the Valuation Date.

♦

Even though currency trades around-the-clock, the Notes may not—The interbank market in foreign currencies is a global, around-the-clock market. The hours of trading for the Notes may not conform to the hours during which the Basket Currencies and the U.S. dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes.

♦

The market for the Notes may be illiquid—The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market makers, it is likely that there would be no secondary market for the Notes.

♦

Credit of Lehman Brothers Holdings Inc.—An investment in the Notes is subject to the creditworthiness of Lehman Brothers Holdings Inc. as issuer of the Notes, and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Potential conflicts of interest—Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

♦

Commissions and Hedging Costs—The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Suspension or disruption of market trading in the Basket Currencies—Certain events, including events involving the suspension or disruption of market trading in the Basket Currencies, constitute Disruption Events under the terms of the Notes. To the extent any of these events occurs with respect to a Basket Currency and remains in effect on the Valuation Date, the Valuation Date for the affected Basket Currency may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled Valuation Business Days, the exchange rate for the affected Basket Currency will be determined by the Calculation Agent in good faith based on quotations from dealers in the market for the relevant Basket Currency or, in certain circumstances, in the Calculation Agent’s discretion. In the event that the Valuation Date for one or more Basket Currencies is postponed, the Basket Return may be lower, and could result in the Additional Amount being lower, than what you may have anticipated based on the last available exchange rate for any affected Basket Currency as of the scheduled Valuation Date. For further information, see “Disruption Events” above.

♦

You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies—In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on expected movements in the exchange rates of the Basket Currencies or other currencies. These views are sometimes communicated to clients who participate in the markets for the Basket Currencies and other currencies. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the Basket Currencies and the markets in which they trade and not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to future Basket Currency or other currency price movements.

♦

Historical information about the exchange rates for the Basket Currencies may not be indicative of future values—Historical information on the exchange rates of the Basket Currencies relative to the U.S. dollar, and hypothetical historical information concerning the composite Basket performance, furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the exchange rates for the Basket Currencies relative to the U.S. dollar, the future performance of the Basket, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

♦

Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc, UBS Financial Services Inc. and their respective affiliates may adversely affect the value of the Notes—Lehman Brothers Holdings Inc. or one or more of its affiliates may hedge its obligations under particular notes by purchasing or selling the Basket Currencies, options or futures on the Basket Currencies or other instruments linked to the Basket Currencies, and may adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and by unwinding the hedge by selling any of the foregoing. Lehman Brothers Holdings Inc. or one or more of its affiliates also may enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the same Basket Currencies. Lehman Brothers Inc., UBS Financial Services Inc. and their respective affiliates may engage in trading in the Basket Currencies, or instruments whose returns are linked to the Basket Currencies, either for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities may adversely affect the market values or levels of the Basket Currencies and therefore the market value of the Notes. It is possible that Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates could receive positive returns with respect to these activities while the value of the Notes may decline.

Lehman Brothers Holdings Inc. or its affiliates also have issued and in the future may issue, and Lehman Brothers Inc., UBS Financial Services Inc. and their respective affiliates also have underwritten on behalf of other issuers and in the future may underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Basket Currencies or other currencies. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. and their respective affiliates could adversely affect the value of the Notes and the amount payable on the Notes.

♦

The trading value of the Notes may reflect a time premium or discount—As a result of a ‘‘time premium or discount,’’ the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the values of the Basket Currencies relative to the U.S. dollar. A ‘‘time premium or discount’’ results from expectations regarding the value of one or more Basket Currencies relative to the U.S. dollar during the period prior to the Maturity Date. However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

♦

The Notes are not foreign currencies, and holders of the Notes will have no rights to receive the Basket Currencies—The Notes are linked to the composite value of the Basket Currencies relative to the U.S. dollar, but are not themselves the basket Currencies. The Payment at Maturity on the Notes will be made in U.S. dollars, and investing in the Notes will not entitle holders of the notes to receive the Basket Currencies.

Hypothetical Historical Basket Ending Level

The following chart shows the hypothetical Basket Ending Level at the end of each week in the period from the week ending February 22, 1998 through the week ending February 24, 2008 and February 26, 2008, using a Basket Ending Level indexed to 100 on February 26, 2008, based upon Initial Spot Rates determined on that day. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level was indexed to 100 on the Trade Date.

The hypothetical historical Basket Ending Level chart above was prepared using historical weekly data for the Basket Currencies obtained from Reuters; none of UBS Financial Services Inc., Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. The hypothetical historical Basket Return is not necessarily indicative of the future performance of the Basket, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Historical Exchange Rates

The following charts show the spot exchange rates for each Basket Currency at the end of each week in the period from the week ending February 22, 1998 through the week ending February 24, 2008. The spot exchange rates are expressed as the amount of U.S. dollars per Basket Currency to show the appreciation or depreciation, as the case may be, of the Basket Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Basket Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.

The historical exchange rates presented in the charts above were prepared using historical data obtained from Reuters; none of UBS Financial Services Inc., Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. The historical data on each Basket Currency is not necessarily indicative of the future performance of the Basket Currencies, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Additional Payment at Maturity Examples

The following additional payment examples for the Notes shows scenarios for the Payment at Maturity of the Notes, illustrating positive and negative Basket Ending Levels and Basket Returns reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies. The following examples are, like the above, based on the Participation Rate of 190%, as well as the Initial Spot Rates for the Basket Currencies (each of which was determined on the Trade Date) and hypothetical values for the Final Spot Rates (which will be determined on the Valuation Date), and consequently of the Basket Ending Level and Basket Return. The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Basket Currency/USD exchange rates and should not be taken as indicative of the future performance of any Basket Currency/USD exchange rate.

Example A: MYR, IDR, INR and PHP each appreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 107.75 and a Basket Return of 7.75%, and therefore a Payment at Maturity of $11.47 per $10 Note.

Because the Basket Return is 7.75%, which is greater than zero, the Additional Amount is equal to $1.47, and the Payment at Maturity is equal to $11.47, per $10 Note (a return of 14.7% per $10 Note), calculated as follows:

$10 + ($10 x 7.75% x 190%) = $11.47.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
MYR	3.2025	3.0104	0.0600	25%	0.0150
IDR	9035	8222	0.0900	25%	0.0225
INR	39.81	35.03	0.1200	25%	0.0300
PHP	40.26	38.65	0.0400	25%	0.0100
		Sum of Weighted Currency Returns =			0.0775

Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					107.75

Example B: MYR, IDR, INR and PHP each depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 95.25 and a Basket Return of -4.75%, and therefore a Payment at Maturity of $10 per $10 Note.

Because the Basket Return is -4.75%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $10, per $10 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
MYR	3.2025	3.3306	-0.0400	25%	-0.0100
IDR	9035	9306	-0.0300	25%	-0.0075
INR	39.81	41.80	-0.0500	25%	-0.0125
PHP	40.26	43.08	-0.0700	25%	-0.0175
		Sum of Weighted Currency Returns =			-0.0475

Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					95.25

Example C: MYR and IDR appreciate relative to their Initial Spot Rates while INR and PHP depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 100.63 and a Basket Return of 0.63%, and therefore a Payment at Maturity of $10.12 per $10 Note.

Because the Basket Return is 0.63%, which is greater than zero, the Additional Amount is equal to $0.12, and the Payment at Maturity is equal to $10.12, per $10 Note (a return of 1.2% per $10 Note), calculated as follows:

$10 + ($10 x 0.63% x 190%) = $10.12.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
MYR	3.2025	2.8022	0.1250	25%	0.0313
IDR	9035	8041	0.1100	25%	0.0275
INR	39.81	45.38	-0.1400	25%	-0.0350
PHP	40.26	43.08	-0.0700	25%	-0.0175
		Sum of Weighted Currency Returns =			0.0063

Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					100.63

Example D: INR and PHP appreciate relative to their Initial Spot Rates while MYR and IDR depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 97.24 and a Basket Return of -2.76%, and therefore a Payment at Maturity of $10 per $10 Note.

Because the Basket Return is -2.76%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $10.00, per $10 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
MYR	3.2025	3.6509	-0.1400	25%	-0.0350
IDR	9035	10391	-0.1501	25%	-0.0375
INR	39.81	38.22	0.0399	25%	0.0100
PHP	40.26	34.63	0.1399	25%	0.0350
		Sum of Weighted Currency Returns =			-0.0276

Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					97.24

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover hereof.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN Prospectus Supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.